(A free translation from the original issued in Spanish)
Independent Accountant’s Report on the Review of Interim Financial Information
To the Chairman and the Board of Directors of
Sociedad Química y Minera de Chile S.A.:
1.
We have reviewed the accompanying interim consolidated balance sheets of Sociedad Química y Minera de Chile S.A. and subsidiaries as of September 30, 2006 and 2005, and the related interim consolidated statements of income and cash flows for the nine-month periods then ended. These interim financial statements and related notes are the responsibility of the company’s management.

2.
We conducted our review in accordance with auditing standards established in the United States of America for an interim financial information review. A review of interim financial information consists principally of applying analytical procedures on the interim financial statements and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Consequently, the interim consolidated financial statements as of September 30, 2006 and 2005 have not been audited, and therefore, we are not able to express and we do not express such an opinion.

3.
Based on our review on the interim consolidated financial statements as of September 30, 2006 and 2005, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in Chile.

4.
This report is for use of the management and Board of Directors of Sociedad Química y Minera de Chile S.A., and has been issued in connection with the regulation 144A bond issuance abroad by Sociedad de Inversiones Pampa Calichera S.A..

Juan Francisco Martínez A.	ERNST & YOUNG LTDA.

Santiago, January 31, 2007